MOTIVNATION, INC. (FKA ABERDEEN MINING COMPANY)

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

MARCH 31, 2004

ASSETS	"DAMON"	"ABED"	Adjustments		Pro Forma
Cash	$ 5,046	$ 19,341			$ 24,387

Accounts receivable, net	15,500	-			15,500

Inventory	258,041	-			258,041

Total current assets	278,587	19,341			297,928

Property and equipment, net	1,112	-	257,429	(1)	258,541

TOTAL ASSETS	$ 279,699	$ 19,341			$ 556,469

LIABILITIES AND
STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses	$ 57,908	$ 12,413			$ 70,321

Customer deposits	34,677	-			34,677

Notes payable	436	-			436

Total current liabilities	93,021	12,413			105,434

Long-term debt	1,477	-			1,477

Stockholders' capital	241,659	921,748	257,429	(1)	506,016
			(241,659)	(2)
			(692,502)	(2)
			19,341	(3)
Accumulated deficit	(56,458)	(914,820)	914,820	(2)	(56,458)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$ 279,699	$ 19,341			$ 556,469

See notes to pro forma condensed consolidated financial statements (unaudited)

MOTIVNATION, INC. (FKA ABERDEEN MINING COMPANY)

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the three months ended March 31, 2004

	"DAMON"	"ABED"	Adjustments	Pro Forma

Revenues	$ 171,594	$ -		$ 171,594

Cost and expenses:
Cost of revenues	82,142	-		82,142
Selling, general and administrative	49,960	26,377		76,337
	132,102	26,377		158,479

Operating income (loss)	39,492	(26,377)		13,115

Other income (expenses)	(1,236)	44		(1,192)

Income (Loss) before income taxes	38,256	(26,333)		11,923

Provision for income taxes (4)	800	30	1,664	2,494

Net income (loss)	$ 37,456	$ (26,363)		$ 9,429

Net income (loss) per share-basic and diluted	$ 37.46	$ (0.00)		$ 0.00

Weighted average number of shares	1,000	9,866,500		39,493,117

See notes to pro forma condensed consolidated financial statements (unaudited)

MOTIVNATION, INC. (FKA ABERDEEN MINING COMPANY)

NOTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For the three months ended March 31, 2004

NOTE 1 - BASIS OF PRESENTATION

On May 11, 2004, MotivNation, Inc. (f/k/a Aberdeen Mining Company, "ABED") completed a reverse acquisition transaction with Damon's Motorcycle Creations, Inc. ("DAMON"), from which ABED acquired substantially all the assets and assumed substantially all the liabilities of DAMON, in consideration for the issuance of a majority of ABED's shares of common stock. The reverse acquisition was completed pursuant to the Asset Purchase Agreement, dated as of May 11, 2004. Concurrent with the closing of the reverse acquisition, DAMON agreed to transfer 4,500,000 of the 88,879,850 shares it acquired from ABED to a creditor in exchange for the cancellation of the trade debt and as payment for ongoing consultant services by such creditor.

For accounting purposes, DAMON is the acquirer in the reverse acquisition transaction, and consequently the transaction will be treated as a recapitalization by DAMON.

Following the completion of the reverse acquisition and stock transfer, DAMON owned 84,379,850 shares, or 75% of the outstanding shares of ABED's' common stock. DAMON will file a Certificate of Dissolution with the Nevada Secretary of State and promptly thereafter, in accordance with the tax-free reorganization provisions of Internal Revenue Code Section 368(a) (1) (C), will liquidate the shares of ABED's common stock it received in the reverse acquisition transaction to its stockholders in proportion to their respective interests in DAMON. The consideration and other terms of these transactions were determined as a result of arm's-length negotiations between the parties.

The purchase price is assumed to be equal to ABED book value since ABED had limited assets and operations, and no goodwill is recorded on the transaction. The amount ascribed to the shares issued to the DAMON's shareholders represents the net book value of ABED at date of closing.

The accompanying condensed consolidated financial statements illustrate the effect of ABED reverse acquisition ("Pro Forma") of DAMON. The condensed consolidated balance sheet as of March 31, 2004 is based on the historical balance sheets of DAMON and ABED as of that date and assumes the acquisition took place on that date. The condensed consolidated statements of operations for the three months then ended are based on the historical statements of operations of DAMON and ABED for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on January 1, 2004.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimated of the allocation of the purchase price, the actual allocation of which may differ.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the notes thereto and with the historical financial statements of ABED as filed in its annual report on Form 10-KSB for the year ended December 31, 2003 and in its quarterly report on Form 10-QSB for the quarter ended March 31, 2004, and with the historical financial statements of DAMON included elsewhere herein. The unaudited pro forma condensed consolidated balance sheet is not necessarily an indicative of the Company's financial position that would have been achieved had the merger been consummated at March 31, 2004.

MOTIVNATION, INC. (FKA ABERDEEN MINING COMPANY)

NOTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For the three months ended March 31, 2004

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments to the unaudited condensed consolidated balance sheet are as follows:

  To adjust fair value of property and equipment

  To reflect the reverse acquisition of Damon's Motorcycle Creations, Inc. equal to the book value of ABED:

Issuance of 88,879,850 of ABED shares at its book value	$ 19,341
Elimination of DAMON's capital	(241,659)
Elimination of ABED accumulated deficit	914,820
Recapitalization adjustment	(692,502)
Cost in excess of net assets acquired	$ -

  To record the issuance of 88,879,850 shares of ABED pursuant to the Purchase Agreement dated May 11, 2004

  To adjust tax expense to reflect the income tax effects at the Company's effective tax rate of the pro forma adjustments to income before income taxes and to assume ABED was qualified as a foreign corporation doing business in the state of California in 2004.

NOTE 3 - PRO FORMA NET INCOME PER COMMON SHARE

The unaudited pro forma basic and diluted net income per share are based on the weighted average number of shares of ABED common stock outstanding during each period and the number of shares of ABED common stock to be issued in connection with the reverse acquisition of DAMON.